Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Collegiate Pacific Inc.

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated August 24, 2004, accompanying the consolidated financial statements of Collegiate Pacific Inc. and subsidiaries included in the Annual Report on Form 10-KSB for the year ended June 30, 2004, and our report dated September 27, 2004 on the financial statements of Dixie Sporting Goods Co., Inc. as of and for the year ended December 31, 2003 included in the Current Report on Form 8-K/A filed on October 8, 2004. We also consent to the use of our name as it appears under the heading “Experts” in this Registration Statement.

/s/GRANT THORNTON LLP

Dallas, Texas
April 5, 2005